UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 14, 2008

PACIFIC SUNWEAR OF CALIFORNIA, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

3450 East Miraloma Avenue		92806-2101
Anaheim, CA		(Zip Code)
(Address of principal executive offices)
(714) 414-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     On July 14, 2008, Adage Capital Partners GP, L.L.C., a Delaware limited liability company, Adage Capital Partners, L.P., a Delaware limited partnership, Adage Capital Advisors, L.L.C., a Delaware limited liability company, and Robert Atchinson and Phillip Gross, each an individual (collectively, “Adage”) filed a Form 4 with the Securities Exchange Commission (the “Form 4”). Based on the information in the Form 4, Adage at that time owned slightly in excess of 15% of the then outstanding common stock of Pacific Sunwear of California, Inc. (the “Company”). Adage informed the Company that its acquisition of shares in an amount that exceeded 15% of the Company’s common stock was inadvertent as a result of share repurchases by the Company during fiscal 2008.
     On July 22, 2008, as permitted under that certain Rights Agreement, dated as of December 16, 1998, by and between the Company and Computershare Trust Company, N.A., as successor rights agent to U.S. Stock Transfer Corporation (as amended by Amendment No. 1 dated June 18, 2004, the “Rights Agreement”), the Board of Directors of the Company designated each Adage entity as an “Exempt Person” under the Rights Agreement. As a result of the designation, Adage will not be deemed to constitute an “Acquiring Person” within the meaning of the Rights Agreement, unless and until Adage should in the future become the beneficial owner of additional shares of the Company’s common stock constituting 1% or more of the outstanding common stock otherwise than in a transaction or series of transactions which have received the prior approval of the Company’s Board of Directors. Because of the action taken by the Board of Directors, the Rights (as defined in the Rights Agreement) will not become exercisable as a result of Adage’s acquisitions reported in the Form 4.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2008	Pacific Sunwear of California, Inc.
/s/ Sally Frame Kasaks
Sally Frame Kasaks
Chief Executive Officer